AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Bensata Corporation

ARTICLE I

NAME

The name of this Corporation is Bensata Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

The registered office of the Corporation in the State of Wyoming is

Wyoming Corporate Services, Inc.

2710 Thomes Ave.

Cheyenne, WY 82001

ARTICLE III

CORPORATE PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Wyoming.

ARTICLE IV

CAPITAL STOCK

(1) Shares, Classes and Series Authorized.

(a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 200,000,000. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(i) 190,000,000 shares of Common Stock, $0.0001 par value ("Class A Common Stock").

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(ii) 10,000,000 shares of Preferred Stock, $0.0001 par value ("Preferred Stock"). Subject to of this Amended and Restated Certificate of Incorporation, the Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for the shares; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

(b) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(2) Powers and Rights of the Common Stock.

Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, all issued and outstanding shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

A. Voting Rights and Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in his name. The holders of shares of Common Stock shall have the relevant class voting rights set forth in Article IX.

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B. Dividends. Subject to the rights and preferences of the Preferred Stock set forth in this Article IV and in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Common Stock shall be entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor.

C. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Common Stock.

(3) Issuance of Common Stock and Preferred Stock.

Subject to this Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

Designation of Class A Preferred Stock:

1.     Number of Shares. A total of 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation are hereby designated as Series A Preferred Stock (the “Series”). Shares of the Series (“Preferred Shares”) will be issued at a value of $0.06 per share to accredited investors investing in the Corporation for a total of $300,000.

2.    Rank. The Series shall, with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(i)    Senior and prior to the Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Class A Preferred Shares. Any shares of the Corporation’s Capital Stock which are junior to the Preferred Shares with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Liquidation Shares.”

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3.    Dividends. Dividends may be declared and paid on the Preferred Shares from funds legally available therefor as and when determined by the Board of Directors. The Series shall, with respect to the payment of dividends, rank pari passu with the Common Stock.

4.    Liquidation.

(a)    The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to (i) $7.50 per share (the “Purchase Price”), subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series.

(b)    For purposes of this paragraph 4, a Change of Control shall be treated as a Liquidation Event and shall entitle each Holder to receive, upon the consummation of such Change of Control, and at such Holder’s option, cash in an amount equal to the Liquidation Value of such Holder’s Preferred Shares.

(c)    The Corporation shall, no later than the date on which a Liquidation Event occurs, deliver in accordance with the notice provisions of the Exchange and Contribution Agreement written notice of any Liquidation Event, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, not less than 30 days prior to any payment date stated therein, to each Holder.

5.    Conversion.

(a)    Right to Convert. Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as is determined in accordance with the terms hereof (a “Conversion”).

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(b)    Conversion Notice. In order to convert Preferred Shares, a Holder shall send to the Corporation by facsimile transmission, at any time prior to 3:00 p.m., central time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which the Federal Reserve Bank of Dallas, Texas is closed in the ordinary course of business) on which such Holder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Preferred Shares to be converted, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in paragraph 5(c) below setting forth the basis for each component thereof, including the details relating to any adjustments made to the Conversion Price. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. The Corporation shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including, without limitation, the calculation of any adjustment to the Conversion Price following any adjustment thereof), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in paragraph 5(d) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation’s regularly retained accountants) within two (2) Business Days following the Corporation’s receipt of such Holder’s Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c)    Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation to a Holder for each Preferred Share pursuant to a Conversion shall be ten common shares for each preferred share held by the Holder of Class A Preferred Shares provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock and shares of Common Stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock then authorized to be issued by the Corporation, and in the event that there are insufficient shares of Common Stock authorized to permit the full Conversion contemplated by any Conversion Notice, the Corporation will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Corporation of such Conversion Notice.

(d)    Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Corporation receives a Conversion Notice from a Holder by facsimile transmission pursuant to paragraph 5(b), above, and the date on which the Corporation receives the related Preferred Shares certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 5(c) above. The holding period for common stock issued under the exemption from the requirement of registration under Rule 144 and Section 4(2) of the securities act for the underlying shares into which the Series A Preferred Shares may be converted shall begin on the date on which the Class A Preferred Shares are fully paid and fully issued to the Holder.

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In the event that the Corporation shall issue or distribute New Securities pursuant to an issuance or distribution approved by a majority of the directors nominated by stockholders other than the Holders, in any such case at a price per share less than the Current Market Price or that would entitle the holders of the New Securities to subscribe for or purchase shares of Common Stock at less than Current Market Price per share (provided that the issuance of Common Stock upon the exercise of New Securities that are rights, warrants, options or convertible or exchangeable securities (“New Derivative Securities”) will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such New Derivative Security was issued), then the Conversion Price in effect immediately prior thereto shall be adjusted so that the Conversion Price shall equal the price at which the Corporation issues or distributes such New Securities (or the price at which the holders of the New Securities are entitled to subscribe for or purchase shares of Common Stock). Each such adjustment shall be made successively whenever any such New Securities are issued. In determining whether any New Derivative Securities entitle the holders to subscribe for or purchase shares of Common Stock at less than the Current Market Price per share, there shall be taken into account any consideration received by the Corporation for such New Derivative Securities, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a certificate filed with the records of corporate proceedings of the Corporation. Notwithstanding the foregoing, in no event shall an adjustment be made under this clause (ii) if such adjustment would result in raising the then-effective Conversion Price.

No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this paragraph 5(e)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 5(e) shall be made to the nearest cent or nearest 1/100th of a share.

In the event that, at any time as a result of an adjustment made pursuant to paragraph 5 above, the holder of any share of the Series thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs 5(e)(i) through 5(e)(iii) above, and the other provisions of this paragraph 5(e) with respect to the Common Stock shall apply on like terms to any such other shares.

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(f) which paragraph 5(e)(i) applies), any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification. In case of any reclassification of the Common Stock (other than in a transaction to consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction, subject to adjustment as provided in paragraph 5(e) above following the date of consummation of such transaction. As a condition to any such transaction, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to (i) establish such right and (ii) ensure that any such transaction does not, in and of itself, effect the holders’ rights to the Liquidation Value. The certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 5. The provisions of this paragraph 5(f) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(g)	If:

(i)    the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to paragraph 5(e); or

(ii)    the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(iii)    there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv)    there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then, the Corporation shall cause to be delivered to each Holder in accordance with the notice provisions of the Exchange and Contribution Agreement, as promptly as possible, but at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 5(g).

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(h)    The Corporation shall promptly cause a notice of the adjusted Conversion Price to be delivered to each Holder.

(i)    In any case in which paragraph 5(e) provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to paragraph 5(e) occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event issuing to the holder of any Preferred Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

(j)    Subject to the proviso set forth in paragraph 5(c) hereof, the Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of the Series the maximum number of each of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of the Series, and shall take all action required to increase the authorized number of shares of Common Stock, or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series.

6.    Status of Shares. All Preferred Shares that are at any time converted pursuant to paragraph 5 above, and all Preferred Shares that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance. Class A Preferred Shares shall have the right to non-dilution and shall at no time be diluted by the issuance of other shares of common stock or additional classes of preferred shares to a percentage of voting control less than 51% of the issued and outstanding shares of the Corporation on a fully diluted basis.

7.    Voting Rights. Each share of the Series shall entitle the holder thereof to that number of votes into which the Class A Preferred Shares into which such share of the Series is then Convertible. Class A Preferred Shares shall have the right to vote on all matters submitted to the common shareholders for a vote at any time at special or annual meetings of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

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8.    Restrictions and Limitations.

So long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

(i)    Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of Preferred Stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for shares of Capital Stock of the Corporation that are both (x) Junior Liquidation Shares, and (y) no greater than pari passu with the Preferred Shares with respect to the payment of dividends, or at a lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment;

(ii) create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari passu with or having a preference over the Series as to redemption or distribution of assets upon a Liquidation Event;

(ii)    increase (whether by merger or otherwise) the authorized number of shares of the Series;

(iv)    issue (whether by merger or otherwise) any securities of the Corporation ranking pari passu with or senior to Preferred Shares as to rights upon a Liquidation Event;

(v)    enter into any definitive agreement or commitment with respect to any of the foregoing; or

(vi)    cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

In the event that the Holders of at least a majority of the outstanding Preferred Shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Preferred Shares then outstanding.

9.    Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing.

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“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Corporation; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Commission issued thereunder).

“Current Market Price” means, when used with respect to any security as of any date, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if such security is not quoted by any such organization, the volume weighted average price of such security as of the ten (10) consecutive trading days immediately preceding (but not including) such date furnished by a New York Stock Exchange member firm selected by the Corporation, or if such security is not quoted by any such organization and no such New York Stock Exchange member firm is able to provide such prices, such price as is determined by the Board of Directors in good faith.

“Holder” means any holder of Preferred Shares, all of such holders being the “Holders.”

“New Securities” means any Common Stock or preferred stock, whether or not authorized on the date hereof, and rights, options or warrants to purchase Common Stock or preferred stock and securities of any type whatsoever that are, or may become, convertible into Common Stock or preferred stock; provided, however, that “New Securities” does not include the following:

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(i) shares of Capital Stock of the Corporation issued or issuable upon conversion or exercise of any currently outstanding securities;

(ii) shares or options or warrants for Common Stock granted to officers, directors and employees of, and consultants to, the Corporation pursuant to stock option or purchase plans or other compensatory agreements approved by the Board of Directors;

(iii) shares of Common Stock or preferred stock issued in connection with any pro rata stock split, stock dividend or recapitalization by the Corporation;

(iv) shares of Capital Stock issued to a strategic investor in connection with a strategic commercial agreement as determined by the Board of Directors;

(v) shares of Capital Stock issued to an investor in connection with a joint venture arrangement where the Corporation is a participant;

(vi) shares of Capital Stock issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity;

(vii) shares of Capital Stock issued in an underwritten public securities offering pursuant to a registration statement filed under the Securities Act of 1933, as amended;

(viii) shares of Capital Stock issued to current or prospective customers or suppliers of the Corporation approved by the Board of Directors as compensation or accommodation in lieu of other payment, compensation or accommodation to such customer or supplier;

(ix) shares of Capital Stock issued to any person that provides services to the Corporation as compensation therefor pursuant to an agreement approved by the Board of Directors;

(x) shares of Common Stock issued pursuant to paragraph 9; and

(xi) securities issuable upon conversion or exercise of the securities set forth in paragraphs (i) – (x) above.

ARTICLE V

DIRECTORS

(1) Power of the Board of Directors. Subject to this Amended and Restated Certificate of Incorporation, the property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation of the powers conferred by the laws of the State of Wyoming, the Board of Directors is expressly authorized , subject in all cases to this Amended and Restated Certificate of Incorporation :

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(a) To make, alter, amend or repeal the By-Laws of the Corporation; provided that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

(b) To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for Board meetings, as well as the manner of taking Board action; and

(c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Wyoming, this Restated Certificate of Incorporation, and the By-Laws of the Corporation.

(2) Number and Qualifications of Directors . The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one nor more than ten. Directors shall be elected to hold office for a term of one year. As used in this Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of Directors fixed in the manner provided in this Article V Section (2) and in the By-Laws.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS,

OFFICERS AND OTHERS

(1)    Action Not By or on Behalf of Corporation and Right to Indemnification.

The Corporation shall indemnify any person who was or is a party involved in or is threatened to be made a party to involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, a trustee) of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Wyoming General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. If he acted in good faith and in a manner reasonably believed to be. Notwithstanding the foregoing, except as provided in or not opposed to the best interests of the Corporation, with respect to any criminal action or proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding. The termination (or part thereof) initiated by the indemnitee, if and only if the Board of any Directors authorized the bringing of the action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, (or part thereof) in advance of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests the commencement of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful proceeding.

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(2) Action By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) Successful Defense. To the extent that a present or former Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) Determination of Right to Indemnification in Certain Circumstances. Any indemnification under Section 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2 of this Article VI. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (3) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation entitled to vote thereon.

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(5) Advance Payment of Expenses.

(a) Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt.

(b) Expenses (including attorneys' fees) incurred by any other employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate.

(6) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director, officer, employee or agent of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent.

(7)  Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

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(8)  Certain Definitions. For the purposes of this Article VI, (a) any Director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a Director or officer of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

(9)  Proceedings to Enforce Rights to Indemnification.

(a) If a claim under Section (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections (1), (2) and (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

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(b)  If successful in whole or in part in any suit brought pursuant to Section (7)(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c)  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Wyoming. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Wyoming, nor an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

         (10)   Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

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ARTICLE VII

DIRECTOR LIABILITY TO THE CORPORATION

        (1)   Limitation on Liability. A Director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Wyoming law. In particular, no Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Director derived an improper personal benefit.

        (2)   Repeal or Modification. Any repeal or modification of the foregoing Section (1) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

        (3)   Amendment. If the General Corporation Law of the State of Wyoming is amended to authorize corporate action further eliminating or limiting the liability of directors, then a Director of the Corporation shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Wyoming, as so amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

        (1)   Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

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        (2)   Construction. Each reference in this Amended and Restated Certificate of Incorporation to "the Amended and Restated Certificate of Incorporation," "hereunder," "hereof," or words of like import and each reference to the Amended and Restated Certificate of Incorporation set forth in any amendment to the Amended and Restated Certificate of Incorporation shall mean and be a reference to the Amended and Restated Certificate of Incorporation, as supplemented and amended through such amendment to the Amended and Restated Certificate of Incorporation.

ARTICLE IX

VOTING RIGHTS

        In addition to any other approval required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Common Stock and any class of preferred stock then issued be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

ARTICLE X

COMPROMISE AND REORGANIZATION

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Wyoming may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of the Wyoming Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of the Wyoming Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with the Wyoming General Corporation Law, to be executed by Kathy Gilchrist, It’s President on this 23rd day of September, 2011.

By:	//s//Kwang Kin
Kwang Kim, Chairman

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